Exhibit I.3

ENGLISH TRANSLATION OF PROXY CARD

IMPORTANT INFORMATION

Subject to shareholder approval and satisfaction of other conditions precedent, Chilectra Américas S.A. (“Chilectra Américas”) and Endesa Américas S.A. (“Endesa Américas”) will merge with and into Enersis Américas S.A. (“Enersis Américas”) (the “Merger”), with Enersis Américas continuing as the surviving corporation. The Merger is part of an overall reorganization of the businesses of Enersis S.A. (“Enersis”), Empresa Nacional de Electricidad S.A. (“Endesa Chile”) and Chilectra S.A. (“Chilectra”) to separate their respective Chilean and non-Chilean electricity generation, distribution and transmission businesses. Following the Merger, Enersis Américas, under the name “Enel Américas S.A.”, will hold the combined non-Chilean electricity generation, distribution and transmission businesses of Enersis, Endesa Chile and Chilectra.

In the Merger, each outstanding share of Chilectra Américas common stock (other than shares owned by Enersis Américas and shares for which statutory merger dissenters’ withdrawal rights are exercised) will be exchanged for 4.0 shares of Enersis Américas common stock.

Enersis Américas and Chilectra Américas are Chilean companies. Information distributed in connection with the proposed Merger and the related shareholder votes is subject to Chilean disclosure requirements that are different from those of the United States. Financial statements and financial information included in these documents are prepared in accordance with Chilean accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Merger, since the constituent companies are located in Chile and some or all of their officers and directors may be residents of a foreign country. You may not be able to sue the foreign companies or their respective officers or directors in a Chilean court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Enersis Américas may purchase shares of Chilectra Américas by means other than in the Merger at any time prior to consummation of the Merger, such as in open market or privately negotiated purchases.

The following is an English translation of the original Spanish language document which has been prepared solely for informational purposes only, has no legal effect and should not be relied upon. This translation is not an offer or invitation to make an offer for the purchase of any securities. If there exist any discrepancies between the original Spanish language document and this English translation, the original Spanish language document will prevail.

Chilectra Américas S.A. Proxy Card

NOTE:	ACCORDING TO ARTICLE 111 OF THE CHILEAN COMPANIES REGULATIONS.

            ,             of             of

Place of Issue         day       month       year

Sir

Chilectra Américas S.A.

Present

On this date I authorize Mr., Mrs., Ms.

to represent me and vote on all actions at the Extraordinary Shareholders’ Meeting of Chilectra Américas S.A., to be held on September 28, 2016 at 2:00 p.m. in the Chilectra Américas S.A. Auditorium, located at Santa Rosa 76, Santiago, or the meeting held in its place if that one cannot take place as a result of the causes established in Article 113 of the Chilean Companies Regulations. This present power will extend to this case, if the second Extraordinary Shareholders’ Meeting or its replacement to discuss the same matters, is held within 45 days of the date fixed for the Extraordinary Shareholders’ Meeting not carried out.

The legal representative named above is expressly authorized to freely delegate this mandate at any time. In the exercise of this mandate, the legal representative or the person he delegates to, may, at the Extraordinary Shareholders’ Meeting make use of all the rights that, in accordance with the law, the Chilean Companies Regulations and Bylaws, correspond to me in my capacity as shareholder.

This power can only be revoked by another where, after today’s date, the undersigned grants a person different from the prior designated legal representative. I confer this present power by the total listed shares recorded in the Shareholders Registry, five business days prior to the date of the Extraordinary Shareholders’ Meeting.

Name of Shareholder		Shareholder Signature

Tax ID of Shareholder